LIGHTING SCIENCE GROUP COMPLETES $6.91 MILLION PRIVATE PLACEMENT

DALLAS, TX — May 12, 2005 — Lighting Science Group Corporation (OTC:LSGP.PK), which designs and markets energy efficient lighting solutions, today announced that it entered into a definitive agreement with investors relating to a $6.91 million private placement of 6% convertible preferred stock and warrants to purchase an additional 6,478,125 shares of common stock, exercisable for a five year period. The transaction is expected to close by May 13, 2005.

The preferred stock is initially convertible into the Company’s common stock at a price of $0.80 per share and the warrants are initially exercisable at $0.96 per common share. Merriman Curhan Ford & Co. acted as sole placement agent for this transaction.

Ron Lusk, Chairman & CEO of Lighting Science, stated, “This capital infusion significantly strengthens our balance sheet and better positions our Company to capitalize on the opportunities in our marketplace, while also expanding our institutional shareholder base with the addition of several prestigious investors.”

Additional information about the financing is available in the Company’s Form 8-K filed today with the Securities and Exchange Commission.

The preferred stock and warrants have not been registered under the Securities Act of 1933 and they may not be subsequently offered or sold by investors in the United States absent registration or an applicable exemption from the registration requirement. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The Company has agreed to file a registration statement covering resales of the common stock underlying the convertible preferred stock and the warrants.

About Lighting Science Group Corporation
Lighting Science Group Corporation (www.lsgc.com) designs and sells energy efficient lighting solutions based on Optimized Digital Lighting™ (ODL™) technology. The Company's patent-pending designs and manufacturing processes enable affordable, efficient and long lasting LED bulbs to be quickly deployed in existing lighting applications and produce immediate cost savings and environmental benefits.

Certain statements in the press release constitute "forward-looking statements" relating to Lighting Science Group Corporation within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding future events, our financial performance and operating results, our business strategy and our financing plans are forward-looking statements. In some cases you can identify forward-looking statements by terminology such as "may," "will," "would," "should," "could," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict, " "potential" or "continue, " the negative of such terms or other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider various factors that may cause our actual results to differ materially from any forward-looking statements.

Lighting Science," "Optimized Digital Lighting" and "ODL" are trademarks of Lighting Science Group Corporation.

Contacts:
Ron Lusk, Chairman & CEO
Lighting Science Group Corporation
214-382-3630

Investor Relations Counsel:
The Equity Group Inc.
Lauren Barbera
212-836-9610
LBarbera@equityny.com

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